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Exhibit 10.53

Metromedia International Group, Inc. 505 Park Avenue, 21st Floor New York, New York 10022 Phone (212) 527-3800 Fax (212) 644-0358

To:	Bryce (Dean) Elledge
Date:	November 26, 2002
Subject:	Amendment of Your Employment Agreement

Dear Dean:

        This is to confirm that the term of your Appointment with Metromedia International Group, Inc. ("Company") pursuant to the Employment Agreement between yourself and the Company of August 1, 2002, which is to expire on January 31, 2003, will be extended through February 19, 2004 ("Extended Term"). Your annual salary during the Extended Term shall be increased from $170,000 to $200,000. Your new salary will go into effect as of November 16, 2002. All other terms and conditions of your Employment Agreement shall remain in full force and effect throughout the Extended Term with the exception of the modifications listed below.

Effective as of November 16, 2003:

  1.
  The Appointment will continue until February 19, 2004 unless earlier terminated by either party giving to the other not less than three months' notice in writing; or pursuant to the provisions of Section 9 of the Employment Agreement.

  2.
  A spot bonus of $40,000 will be paid on November 30, 2002.

  3.
  You will be entitled to 20 paid vacation days per annum.

  4.
  A spot bonus of $30,000 will be paid on April 15, 2003, if you remain an employee of the Company as of that date or have been terminated other than for cause within three months prior to that date.

  5.
  A spot bonus of $15,000 will be paid on June 15, 2003, if you remain an employee of the Company as of that date or have been terminated other than for cause within three months prior to that date.

Please indicate your acceptance of this extension by signing below.

Sincerely,
/s/ HAROLD F. PYLE Harold F. Pyle Chief Financial Officer
Accepted and agreed to:
/s/ BRYCE (DEAN) ELLEDGE Bryce (Dean) Elledge

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  Exhibit 10.53